Exhibit 99.1
ADC Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Operational Update

LOTIS-5 Phase 3 topline data expected in second quarter 2026, with full data for LOTIS-5 and LOTIS-7 anticipated by year-end 2026

Recent amendment to HealthCare Royalty financing agreement increases strategic flexibility

Fourth quarter and full year 2025 net product revenue of approximately $22.3M and $73.6M, respectively

Cash and cash equivalents of $261.3M as of December 31, 2025, provide expected cash runway at least into 2028

Company to host conference call today at 8:30 a.m. EDT

LAUSANNE, Switzerland, March 10, 2026 – ADC Therapeutics SA (NYSE: ADCT), a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided recent operational updates.

“Building off the meaningful progress achieved across our ZYNLONTA clinical program in DLBCL and through investigator-initiated trials in indolent lymphomas this past year, we believe we have laid the foundation for multiple anticipated value-creating catalysts,” said Ameet Mallik, Chief Executive Officer of ADC Therapeutics. “We expect topline LOTIS-5 results in the second quarter, followed by full LOTIS-5 and LOTIS-7 results in 2L+ DLBCL by the end of 2026 and, assuming positive data, potential compendia inclusions in first half of 2027 with LOTIS-5 regulatory approval to follow. Supported by an expected cash runway at least into 2028, we are confident we will drive significant potential long-term growth beginning in 2027.”

Fourth Quarter 2025 Operational Updates and Upcoming Milestones

LOTIS-5 topline results anticipated in 2Q 2026. The Company expects to provide topline data in 2Q 2026 from the LOTIS-5 Phase 3 confirmatory trial of ZYNLONTA® (loncastuximab tesirine-lpyl) in combination with rituximab in patients with 2L+ diffuse large B-cell lymphoma (DLBCL) once the pre-specified number of approximately 262 progression-free survival events is reached and data are available. Full results are anticipated to be published by the end of 2026. Assuming positive results, the Company will file a supplemental Biologics License Application (sBLA) submission with the U.S. Food and Drug Administration (FDA), with potential compendia inclusion in the first half of 2027 and confirmatory approval in 2L+ DLBCL to follow in mid-2027.

LOTIS-7 trial ongoing with data anticipated by year-end. In December 2025, the Company reported updated data from the LOTIS-7 Phase 1b trial evaluating ZYNLONTA in combination with the bispecific antibody glofitamab (COLUMVI®) in patients with relapsed or refractory (r/r) DLBCL. The data demonstrated an 89.8% best overall response rate and a 77.6% complete response rate across 49 efficacy evaluable patients with a minimum of six months follow-up. The LOTIS-7 trial is ongoing at the selected 150 µg/kg dose and the Company plans to share full data at a medical meeting and through publication by the end of 2026. The Company plans to assess regulatory and compendia strategies.

Ongoing investigator-Initiated trials (IITs) evaluating ZYNLONTA in additional B-cell malignancies. The Company anticipates publication of data from the University of Miami Sylvester Comprehensive Cancer Center-led multi-center trials of ZYNLONTA in combination with rituximab to treat r/r follicular lymphoma (FL) and as a monotherapy to treat marginal zone lymphoma (MZL) between the end of 2026 and mid-2027. Assuming positive data, the Company intends to assess potential regulatory and compendia pathways.

Fourth Quarter and Full Year 2025 Financial Results

Product Revenues: Net product revenues were $22.3 million and $73.6 million for the fourth quarter and full year ended December 31, 2025, as compared to $16.4 million and $69.3 million for the same periods in 2024. The quarter-over-quarter increase in revenue primarily reflected variability in customer ordering, with underlying demand broadly stable. The increase for the full year was driven by higher selling price and relatively flat volume year-over-year.

Research and Development (R&D) Expense: R&D expense was $18.2 million and $104.0 million for the fourth quarter and full year ended December 31, 2025, respectively. This compares to R&D expense of $27.1 million and $109.6 million for the same periods in 2024. The decrease in R&D costs quarter-over quarter was primarily driven by a reduction in spending on discontinued programs and completion of the IND-enabling activities for our PSMA-targeting ADC. The decrease in R&D costs for the full year was driven by a reduction in spending on discontinued programs, partially offset by expenditure associated with completion of the IND-enabling activities for our PSMA-targeting ADC and our ongoing ZYNLONTA clinical trials.

Selling and Marketing (S&M) Expense: S&M expense was $12.0 million and $43.4 million for the fourth quarter and full year ended December 31, 2025, respectively. This compares to S&M expense of $11.3 million and $44.0 million for the same periods in 2024. S&M expense remained relatively flat period-over-period.

General & Administrative (G&A) Expense: G&A expense was $9.5 million and $36.6 million for the fourth quarter and full year ended December 31, 2025, respectively. This compares to G&A expense of $9.6 million and $41.9 million for the same periods in 2024. G&A expense remained relatively flat quarter-over-quarter. The reduction in G&A expense for the full year was primarily due to lower external professional fees.

Restructuring, impairment and other related costs: In connection with the strategic reprioritization and restructuring plan announced in June 2025, the Company incurred $0.3 million in income for the fourth quarter and $13.1 million in restructuring, impairment and other related costs for the full year ended December 31, 2025, which consisted of $6.0 million in employee severance and related benefit costs, $5.8 million in non-cash impairment of assets and $1.3 million in dilapidations, lease termination, legal fees, and other related costs in connection with the closure of the UK facility.

Total operating expenses and adjusted total operating expenses: Total operating expenses were $41.0 million and $202.9 million for the fourth quarter and full year ended December 31, 2025, respectively, as compared to $49.3 million and $201.5 million for the fourth quarter and full year ended December 31, 2025, respectively. On a non-GAAP basis, total adjusted operating expenses were $39.4 million and $181.3 million for the quarter and full year ended December 31, 2025, respectively, as compared to $46.6 million and $193.8 million for the quarter and full year ended December 31, 2024, respectively. The reduction in total adjusted operating expenses for the fourth quarter was primarily driven by lower R&D expenses. The decrease in total adjusted operating expenses for the full year was a result of lower R&D, G&A and S&M expenses.

Net Loss: Net loss for the quarter ended December 31, 2025, was $6.4 million, or a net loss of $0.04 per basic and diluted share, as compared to net loss of $30.7 million, or a net loss of $0.29 per basic and diluted share for the same period in 2024. Net loss for the full year ended December 31, 2025, was $142.6 million, or a net loss of $1.12 per basic and diluted share, as compared to net loss of $157.8 million, or a net loss of $1.62 per basic and diluted share for the full year ended December 31, 2024. The lower net loss over both periods was primarily due to a higher cumulative catch-up adjustment gain associated with our deferred royalty obligation and reduced R&D expense, partially offset by the restructuring, impairment and related costs incurred in connection with the strategic reprioritization and restructuring plan.

Adjusted Net Loss: Adjusted net loss, which is a non-GAAP financial measure, was $13.5 million, or an adjusted net loss of $0.09 per basic and diluted share for the quarter ended December 31, 2025, as compared to an adjusted net loss of $26.5 million, or $0.25 per basic and diluted share, for the same period in 2024. Adjusted net loss for the full year ended December 31, 2025, was $91.7 million, or an adjusted net loss of $0.72 per basic and diluted share, as compared to net loss of $111.4 million, or an adjusted net loss of $1.15 per basic and diluted share for the full year ended December 31, 2024. The decrease in adjusted net loss over both periods was due to lower operating expenses and a higher number of weighted average shares outstanding.

Cash and cash equivalents: As of December 31, 2025, cash and cash equivalents were $261.3 million, compared to $250.9 million as of December 31, 2024, providing expected cash runway at least into 2028. The Company significantly strengthened its cash and cash equivalents position by entering into a $100 million PIPE financing in June 2025 and a $60.0 million PIPE financing in October 2025 with certain institutional investors, which raised $150.8 million in total after deducting placement agent fees and offering expenses.

Subsequent event

Amended HealthCare Royalty Financing Agreement.

In February 2026, ADC Therapeutics entered into an amendment to its royalty purchase agreement with entities managed by HealthCare Royalty, offering greater strategic flexibility to the Company. The new agreement reduces the change of control payment from $750 million to $150 million through the end of 2027, and to $200 million thereafter. In the event of a change of control, HealthCare Royalty will continue to receive royalties on sales by the acquirer until the original royalty cap is reached. In return, HealthCare Royalty has been granted warrants to purchase approximately 9.8 million common shares, with an exercise price of $3.81 per share. These warrants are exercisable until December 31, 2030, and are subject to a lock-up through the end of 2027.

Conference Call Details

ADC Therapeutics management will host a conference call and live audio webcast to discuss fourth quarter and full year 2025 financial results and provide a company update today at 8:30 a.m. EDT. To access the conference call, please register here. Registrants will receive the dial-in number and unique PIN. It is recommended that you join 10 minutes before the event, though you may pre-register at any time. A live webcast of the call will be available under "Events & Presentations" in the Investors section of the ADC Therapeutics website at ir.adctherapeutics.com. The archived webcast will be available for 30 days following the call.

About ADC Therapeutics

ADC Therapeutics (NYSE: ADCT) is a commercial-stage global leader and pioneer in the field of antibody drug conjugates (ADCs), transforming treatment for patients through our focused portfolio with ZYNLONTA (loncastuximab tesirine-lpyl).

ADC Therapeutics' CD19-directed ADC ZYNLONTA received accelerated approval by the FDA and conditional approval from the European Commission for the treatment of relapsed or refractory diffuse large B-cell lymphoma after two or more lines of systemic therapy. ZYNLONTA is also in development in combination with other agents and in earlier lines of therapy.

Headquartered in Lausanne (Biopôle), Switzerland, with operations in New Jersey, ADC Therapeutics is focused on driving innovation in ADC development with specialized capabilities from clinical to manufacturing and commercialization. Learn more at
adctherapeutics.com and follow us on LinkedIn.

Use of Non-GAAP Financial Measures

In addition to financial information prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), this document also contains certain non-GAAP financial measures based on management’s view of performance including:

•Adjusted total operating expenses
•Adjusted net loss
•Adjusted net loss per share

Management uses such measures internally when monitoring and evaluating our operational performance, generating future operating plans and making strategic decisions regarding the allocation of capital. We believe that these adjusted financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and facilitate operating performance comparability across both past and future reporting periods. These non-GAAP measures have limitations as financial measures and should be considered in addition to, and not in isolation or as a substitute for, the information prepared in accordance with GAAP. When preparing these supplemental non-GAAP measures, management typically excludes certain GAAP items that management does not believe are indicative of our ongoing operating performance. Furthermore, management does not consider these GAAP items to be normal, recurring cash operating expenses; however, these items may not meet the GAAP definition of unusual or non-recurring items. Since non-GAAP financial measures do not have standardized definitions and meanings, they may differ from the non-GAAP financial measures used by other companies, which reduces their usefulness as comparative financial measures. Because of these limitations, you should consider these adjusted financial measures alongside other GAAP financial measures.

The following items are excluded from adjusted total operating expenses:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

The following items are excluded from adjusted net loss and adjusted net loss per share:

Shared-Based Compensation Expense: We exclude share-based compensation expense from our adjusted financial measures because share-based compensation expense, which is non-cash, fluctuates from period to period based on factors that are not within our control, such as our stock price on the dates share-based grants are issued. Share-based compensation expense has been, and will continue to be for the foreseeable future, a recurring expense in our business and an important part of our compensation strategy.

Certain Other Items: We exclude certain other significant items that we believe do not represent the performance of our business, from our adjusted financial measures. Such items are evaluated by management on an individual basis based on both quantitative and qualitative aspects of their nature. While not all-inclusive, examples of certain other significant items excluded from our adjusted financial measures would be: changes in the fair value of warrant obligations and the effective interest expense associated with the senior secured term loan facility and the effective interest expense and cumulative catch-up adjustments associated with the deferred royalty obligation under the royalty purchase agreement with HealthCare Royalty Partners.

See the attached Reconciliation of GAAP Measures to Non-GAAP Measures for explanations of the amounts excluded and included to arrive at the non-GAAP financial measures.

Revision of Prior Period Financial Information

The Company identified and corrected an error in its prior period consolidated financial statement related to the classification of certain inventory balances between current and long-term assets. As a result, the Company revised its consolidated balance sheet for the year ended December 31, 2024, with a decrease to Inventory and Total current assets of $16.1 million, and a corresponding increase to Inventory, long-term. The impact of the reclassification revision has been reflected in the Condensed Consolidated Balance Sheets (unaudited) below.

Management evaluated the materiality of the reclassification revision from a quantitative and qualitative perspective and concluded that the reclassification revision is immaterial to the consolidated financial statements. This reclassification revision had no impact on the Company’s total assets, as previously reported. The reclassification revision also had no impact on the consolidated statements of operations, comprehensive loss, stockholders’ (deficit) equity, or cash flows. Additionally, the reclassification revision does not affect the Company’s compliance with any financial covenants.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify forward-looking statements by terminology such as "may", "will", "should", "would", "expect", "intend", "plan", "anticipate", "believe", "estimate", "predict", "potential", "seem", "seek", "future", "continue", or "appear" or the negative of these terms or similar expressions, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to: the timing of the PFS events and topline data release for LOTIS-5 and the results of the trial, the timing for the sBLA submission, acceptance and outcome of review of the sBLA submission, and full FDA approval; the Company's ability to grow ZYNLONTA® revenue in the United States and potential peak revenue; whether future LOTIS-7 clinical trial results will be consistent with or different from the LOTIS-7 data presented by the Company on December 3, 2025, the timing, publication and outcome of the full LOTIS-7 trial, compendia inclusion and regulatory strategy and the commercial opportunity; expected cash runway at least to 2028 which assumes use of minimum liquidity amount required to be maintained under its loan agreement covenants; the ability of our partners to commercialize ZYNLONTA® in foreign markets, the timing and amount of future revenue and payments to us from such partnerships and their ability to obtain regulatory approval for ZYNLONTA® in foreign jurisdictions; the timing and results of the Company's clinical trials; the timing, publication and results of investigator-initiated trials including those studying FL and MZL and the potential regulatory and/or compendia strategy and the future opportunity; the timing and outcome of regulatory submissions for the Company's products or product candidates; actions by the FDA or foreign regulatory authorities; projected revenue and expenses; the Company's indebtedness, including HealthCare Royalty Management and Blue Owl and Oaktree facilities, and the restrictions imposed on the Company's activities by such indebtedness, the ability to comply with the terms of the various agreements and repay such indebtedness, the impact on our future revenue streams, and the significant cash required to service such indebtedness; the impact, if any, from the amendment to the agreement with HealthCare Royalty Management and our strategic alternatives; the Company's ability to obtain financial and other resources for its research, development, clinical, and commercial activities; and the uncertainties of international trade policies, including tariffs, sanctions, trade barriers and most favored nation drug pricing and the potential impact they may have on our business, financial condition, and results of operations. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the "Risk Factors" section of the Company's

Annual Report on Form 10-K and in the Company's other periodic and current reports and filings with the U.S. Securities and Exchange Commission. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or prospects to be materially different from any future results, performance, achievements or prospects expressed in or implied by such forward-looking statements. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document.

ADC Therapeutics SA
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Revenue
Product revenues, net	$22,312	$16,386	$73,551	$69,280
License revenues and royalties	746	524	7,806	1,557
Total revenue, net	23,058	16,910	81,357	70,837
Operating expense
Cost of product sales	(1,699)	(1,371)	(5,798)	(5,949)
Research and development	(18,184)	(27,101)	(104,005)	(109,633)
Selling and marketing	(11,986)	(11,251)	(43,374)	(44,015)
General and administrative	(9,456)	(9,623)	(36,559)	(41,894)
Restructuring, impairment and other related costs	348	—	(13,120)	—
Total operating expense	(40,977)	(49,346)	(202,856)	(201,491)
Loss from operations	(17,919)	(32,436)	(121,499)	(130,654)

Other income (expense)
Interest income	2,352	2,633	8,810	12,272
Interest expense	(13,014)	(11,919)	(51,633)	(50,211)
Other, net	21,768	10,674	22,714	12,457
Total other expense, net	11,106	1,388	(20,109)	(25,482)
Loss before income taxes	(6,813)	(31,048)	(141,608)	(156,136)
Income tax expense	404	321	(1,015)	(166)
Loss before equity in net losses of joint venture	(6,409)	(30,727)	(142,623)	(156,302)
Equity in net losses of joint venture	—	—	—	(1,544)
Net loss	$(6,409)	$(30,727)	$(142,623)	$(157,846)

Net loss per share
Net loss per share, basic and diluted	$(0.04)	$(0.29)	$(1.12)	$(1.62)
Weighted average shares outstanding, basic and diluted	150,301,213	105,396,677	127,067,540	97,159,966

ADC Therapeutics SA
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$261,338	$250,867
Accounts receivable, net	29,117	20,316
Inventory	4,184	2,251
Prepaid expenses	5,612	8,370
Other current assets	6,084	9,450
Total current assets	306,335	291,254
Non-current assets
Inventory, long-term	14,301	16,136
Property and equipment, net	—	5,075
Operating lease right-of-use assets	1,297	8,354
Other long-term assets	1,217	1,161
Total assets	$323,150	$321,980

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable	$9,175	$18,029
Accrued expenses and other current liabilities	57,988	62,440
Senior secured term loans, short-term	3,000	—
Total current liabilities	70,163	80,469

Deferred royalty obligation, long-term	322,525	320,093
Senior secured term loans, long-term	112,452	113,632
Operating lease liabilities, long-term	1,034	7,995
Other long-term liabilities	2,810	2,433
Total liabilities	508,984	524,622

Total shareholders’ (deficit) equity	(185,834)	(202,642)

Total liabilities and shareholders’ (deficit) equity	$323,150	$321,980
Note: The Company has revised certain amounts in the December 31, 2024 unaudited condensed consolidated balance sheet. See Revision of Prior Period Financial Information in this press release.

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data)

	Three Months Ended December 31,				Twelve Months Ended December 31,
(in thousands)	2025	2024	Change	% Change	2025	2024	Change	% Change
Total operating expense	$(40,977)	$(49,346)	$8,369	(17)%	$(202,856)	$(201,491)	$(1,365)	1%
Adjustments:
Share-based compensation expense (i)	1,937	2,779	(842)	(30)%	8,419	7,731	688	9%
Restructuring charges (v)	311	—	311	N/A	7,365	—	7,365	N/A
Impairment charges/(reversal) (vi)	(659)	—	(659)	N/A	5,755	—	5,755	N/A
Adjusted total operating expense	$(39,388)	$(46,567)	$7,179	(15)%	$(181,317)	$(193,760)	$12,443	(6)%

ADC Therapeutics SA
Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)
(in thousands, except for share and per share data) – CONTINUED

	Three Months Ended December 31,		Twelve Months Ended December 31,
in thousands (except for share and per share data)	2025	2024	2025	2024
Net loss	$(6,409)	$(30,727)	$(142,623)	$(157,846)
Adjustments:
Share-based compensation expense (i)	1,937	2,779	8,419	7,731
Deerfield warrants obligation, change in fair value income (ii)	—	(4)	—	(296)
Effective interest expense on senior secured term loan facility (iii)	3,820	3,201	16,275	16,602
Deferred royalty obligation interest expense (iv)	9,182	8,717	35,346	33,608
Deferred royalty obligation cumulative catch-up adjustment income (iv)	(21,695)	(10,446)	(22,212)	(11,178)
Restructuring charges (v)	311	—	7,365	—
Impairment charges (vi)	(659)	—	5,755	—
Adjusted net loss	$(13,513)	$(26,480)	$(91,675)	$(111,379)

Net loss per share, basic and diluted	$(0.04)	$(0.29)	$(1.12)	$(1.62)
Adjustment to net loss per share, basic and diluted	(0.05)	0.04	0.40	0.47
Adjusted net loss per share, basic and diluted	$(0.09)	$(0.25)	$(0.72)	$(1.15)
Weighted average shares outstanding, basic and diluted	150,301,213	105,396,677	127,067,540	97,159,966

(i)Share-based compensation expense represents the cost of equity awards issued to our directors, management and employees. The fair value of awards is computed at the time the award is granted and is recognized over the requisite service period less actual forfeitures by a charge to the statement of operations and a corresponding increase in additional paid-in capital within equity. These accounting entries have no cash impact.

(ii)Change in the fair value of the Deerfield warrant obligation results from the valuation at the end of each accounting period. There are several inputs to these valuations, but those most likely to result in significant changes to the valuations are changes in the value of the underlying instrument (i.e., changes in the price of our common shares) and changes in expected volatility in that price. These accounting entries have no cash impact.
(iii)Effective interest expense on senior secured term loans relates to the increase in the value of our loans in accordance with the amortized cost method.
(iv)Deferred royalty obligation interest expense relates to the accretion expense on our deferred royalty obligation pursuant to the royalty purchase agreement with HCR and cumulative catch-up adjustments related to changes in the expected payments to HCR based on a periodic assessment of our underlying revenue projections.
(v)Restructuring charges consist primarily of employee severance, contract termination costs and other costs associated with the strategic reprioritization and restructuring plan approved by the Board of Directors on June 11, 2025 ("2025 Restructuring").
(vi)Impairment charges consist of write downs of long-lived and prepaid assets associated with the 2025 Restructuring. These accounting entries have no cash impact.

CONTACT:

Investors and Media
Nicole Riley
ADC Therapeutics
Nicole.Riley@adctherapeutics.com
+1 862-926-9040